Exhibit 99.1

STATEMENTS OF ASSETS TO BE ACQUIRED AND LIABILITIES TO BE ASSUMED AND STATEMENTS OF NET REVENUES AND DIRECT EXPENSES

Hand Held Products Group

As of July 1, 2006 (Unaudited), December 31, 2005 and December 25, 2004, for Each of the Three Years in the Period Ended December 31, 2005 and for the Six Months Ended July 1, 2006 (Unaudited) and July 2, 2005 (Unaudited) With Report of Independent Auditors

Hand Held Products Group

Statements of Assets to Be Acquired and Liabilities to Be Assumed and
Statements of Net Revenues and Direct Expenses

As of July 1, 2006 (Unaudited), December 31, 2005 and December 25, 2004, for Each of
the Three Years in the Period Ended December 31, 2005 and for the Six Months

Ended July 1, 2006 (Unaudited) and July 2, 2005 (Unaudited)

Report of Independent Auditors

The Board of Directors
Intel Corporation

We have audited the accompanying statements of assets to be acquired and liabilities to be assumed of the Hand Held Products Group (see Note 1 – Basis of Presentation) as of December 31, 2005 and December 25, 2004 and the related statements of net revenues and direct expenses for each of the three years in the period ended December 31, 2005. These financial statements are the responsibility of the management of the Hand Held Products Group. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Hand Held Products Group’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Hand Held Products Group’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the statements referred to above present fairly the assets to be acquired and liabilities to be assumed of the Hand Held Products Group as of December 31, 2005 and December 25, 2004, and its net revenues and direct expenses for each of the three years in the period ended December 31, 2005, in conformity with accounting principles generally accepted in the United States.

/s/ Ernst & Young LLP

San Jose, California
November 2, 2006

Hand Held Products Group

Statements of Assets to Be Acquired and Liabilities to Be Assumed

(In Thousands)

	(Unaudited) July 1, 2006	December 31, 2005	December 25, 2004
Assets to be acquired
Inventories	$66,644	$62,174	$34,930
Identified intangible assets	3,838	412	562
Property and equipment, net	58,968	58,926	48,205
Total assets to be acquired	129,450	121,512	83,697

Liabilities to be assumed
Commitments and contingencies
Accrued compensation and benefits	(12,161)	(20,491)	(13,334)
Total liabilities to be assumed	(12,161)	(20,491)	(13,334)
Net assets to be acquired and liabilities to be assumed	$117,289	$101,021	$70,363

See accompanying notes.

Hand Held Products Group

Statements of Net Revenues and Direct Expenses

(In Thousands)

	(Unaudited) Six Months Ended		Years Ended
	July 1, 2006	July 2, 2005	December 31, 2005	December 25, 2004	December 27, 2003

Net revenue	$222,511	$183,012	$391,649	$250,021	$235,956

Cost of sales	335,716	202,544	473,760	308,586	202,779

Gross (deficit) margin	(113,205)	(19,532)	(82,111)	(58,565)	33,177

Direct operating expenses:

Research and development	126,995	140,396	262,851	273,275	266,072

Selling, general and administrative	40,868	35,716	64,789	74,630	66,148

Impairment of goodwill	—	—	—	—	599,085

Total direct operating expenses	167,863	176,112	327,640	347,905	931,305

Total direct expenses	503,579	378,656	801,400	656,491	1,134,084
Total direct expenses in excess of net revenue	$(281,068)	$(195,644)	$(409,751)	$(406,470)	$(898,128)

See accompanying notes.

Hand Held Products Group

Notes to Statements of Assets to Be Acquired and Liabilities to Be Assumed and
Statements of Net Revenues and Direct Expenses

As of July 1, 2006 (Unaudited), December 31, 2005 and December 25, 2004, for Each of the
Three Years in the Period Ended December 31, 2005 and for the Six Months

Ended July 1, 2006 (Unaudited) and July 2, 2005 (Unaudited)

1. Organization and Basis of Presentation

Organization

The Hand Held Products Group (the “Business”) is a single segment business that designs, manufactures, and markets applications and communications processors for cellular phones, personal digital assistants, and other personal devices. The Business markets and sells products throughout the world. The Business was a division of Intel Corporation (“Intel”), operating within the Wireless Communications and Computing Group for the year ended December 27, 2003, within the Intel Communications Group for the year ended December 25, 2004, and within the Mobility Group for the year ended December 31, 2005.

The Business has a 52- or 53-week fiscal year that ends on the last Saturday in December. Fiscal year 2005, a 53-week year, ended on December 31. Fiscal year 2004 was a 52-week year that ended on December 25 and fiscal year 2003, also a 52-week year, ended on December 27. The six-month periods ended July 1, 2006 and July 2, 2005, represented 26 and 27-week periods respectively.

The U.S. dollar is the functional currency for the Business. Monetary accounts denominated in non-U.S. currencies, such as payables to employees, have been re-measured to the U.S. dollar using exchange rates in effect at the end of the respective financial period.

Basis of Presentation

The accompanying financial statements were prepared to present, pursuant to the Asset Purchase Agreement dated June 26, 2006 (the “Asset Purchase Agreement”) between Intel and Marvell Technology Group Ltd. (“Marvell”), the assets to be acquired and liabilities to be assumed, and the related net revenues and direct expenses of the Business. The accompanying financial statements of the Business exclude certain assets and liabilities of the Business, include all net revenues and direct expenses of the Business, and include an allocation of certain expenses for services provided by Intel for the periods presented. Separate complete historical financial information was not maintained for the Business and, as a result, allocations were required to approximate the operating activity of the Business (see Note 2).

The accompanying financial statements have been prepared from the historical accounting records of Intel and do not purport to reflect the assets to be acquired and liabilities to be assumed, and the net revenues and direct expenses that would have resulted if the Business had been a separate, stand-alone company during the periods presented. It is not practical for management to reasonably estimate expenses that would have resulted if the Business had operated as an unaffiliated independent company. Since separate complete financial statements were not maintained for the Business’ operations, preparation of statements of operations and cash flows, including amounts charged for income taxes, interest, and other expenses, was deemed impractical. Additionally, since only certain assets are being acquired and certain liabilities are being assumed, a balance sheet and statement of stockholders’ equity is not applicable.

As a business unit of Intel, the Business is dependent upon Intel for all of its working capital and financing requirements.

Unaudited Financial Statements

The statements of assets to be acquired and liabilities to be assumed at July 1, 2006 and the statements of net revenues and direct expenses for the six months ended July 1, 2006 and July 2, 2005 are unaudited, but include all adjustments (consisting only of normal recurring adjustments) that the Business considers necessary for a fair statement of its assets to be acquired and liabilities to be assumed as of those dates and net revenues and direct expenses for those periods. The net revenues and direct expenses for the six months ended July 1, 2006 are not necessarily indicative of the results that may be expected for the year ending December 30, 2006, or any future period.

2. Accounting Policies

Use of Estimates

The preparation of the financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts in the financial statements and accompanying notes. The accounting estimates that require management’s most significant, difficult, and subjective judgments include valuation of goodwill, valuation of inventory, and the allocation of Intel expenses related to the Business. Actual results could differ from those estimates.

Revenue Recognition

The Business recognizes net revenue when the earnings process is complete, as evidenced by an agreement with the customer, transfer of title, and acceptance, if applicable, as well as fixed pricing and reasonable assurance of collectibility. Pricing allowances, including discounts based on contractual arrangements with customers, are recorded when revenue is recognized as a reduction to both accounts receivable and revenue. Because of frequent sales price reductions and rapid technology obsolescence in the industry, sales made to distributors under agreements allowing price protection and/or right of return are deferred until the distributors sell the merchandise. Shipping charges billed to customers are included in net revenue, and the related shipping costs are included in cost of sales.

Cost of Sales

Cost of sales represents all fixed and variable costs associated with manufacturing, assembling, and testing products, including subcontract manufacturing, direct and indirect labor and materials, manufacturing and other indirect allocations, and excess and obsolete inventory charges. Manufacturing process start-up costs are classified as cost of sales once manufacturing process validation is achieved. Cost of sales also includes costs associated with engineering support, excess manufacturing capacity, indirect materials, royalties, and other fixed manufacturing overhead.

Direct Operating Expenses

The caption “direct operating expenses” on the accompanying statements of net revenues and direct expenses represents the total direct expenses recorded within or allocated to the Business. Not all of the research, development, sales, general and administrative expenses for the Business were recorded in accounts or cost centers exclusively related to the Business. Certain research, development, sales, and general and administrative costs were extracted or allocated from Intel accounts based upon specifically identifiable cost centers associated with the activities of the Business. These cost centers capture a portion of the Business’ total operating expenses. All other operating expenses, including portions of research, development, sales, and general and administrative expenses, are allocations based primarily on headcount, normalized square footage, revenue, direct attribution of costs to the Business, or other applicable metrics. Certain allocation methodologies were changed during the periods presented to reflect the effect of reorganizations of Intel’s operating segments and other circumstances. Allocation methodologies are consistent with Intel policies that existed during the periods presented and have not been restated to reflect consistent allocation methodologies across the periods presented. Management believes the allocation of operating expenses captured in accounts or cost centers not exclusive to the Business fairly reflect the direct operating expenses of the Business. Additionally, the Business’ statements of net revenues and direct expenses also exclude allocations of gains or losses on derivative instruments, interest income, interest expense, and income taxes. The Business’ selling, general and administrative expenses also include allocations for certain corporate-related activities incurred by Intel such as human resources, finance, legal, and sales and marketing support.

Total allocations were $88,100,000, $135,753,000, and $94,216,000 for 2005, 2004, and 2003, respectively. Total allocations were $46,533,000 (unaudited) and $49,065,000 (unaudited) for the six months ended July 1, 2006 and July 2, 2005, respectively.

The direct operating expenses are not necessarily indicative of the expenses that would have been incurred had the Business operated as a separate stand-alone company during the periods presented. It is not practical for management to reasonably estimate the expenses that would have been incurred had the Business operated as an unaffiliated independent business.

Advertising costs are expensed as incurred and totaled $1,532,000, $2,054,000, and $1,165,000 for 2005, 2004, and 2003, respectively. Advertising costs totaled $821,000 (unaudited) and $724,000 (unaudited) for the six months ended July 1, 2006 and July 2, 2005, respectively.

Product Warranty

The Business generally sells products with a limited warranty of product quality. The Business accrues for known warranty issues if a loss is probable and can be reasonably estimated, and accrues for estimated incurred but unidentified warranty issues based on historical activity. The accrual and related expense for known warranty issues were not significant during the periods presented. Due to product testing and the short time typically between product shipment and the detection and correction of product failures, the accrual and related expense for estimated incurred but unidentified warranty issues were not significant during the periods presented.

3. Transition Services and Supply Agreements

In connection with the Asset Purchase Agreement, the two parties entered into a Transition Services Agreement and a Supply Agreement (collectively, the “Agreements”). Pursuant to the terms of the Agreements, Intel intends to manufacture, assemble, and test and supply products that are sold by the Business. This arrangement is expected to continue through at least the beginning of fiscal year 2008, while Marvell arranges other resources. Intel will also provide certain transition services to Marvell, including financial services, supply chain support, data extraction, conversion services, facilities and site computing support, and office space services. The transition period is expected to be approximately 180 calendar days. Inventory is not being acquired by Marvell pursuant to the Asset Purchase Agreement and is, therefore, not included in the purchase price of the Business. However, for additional consideration, Marvell will purchase inventory upon assuming the Business’s customer relationships and responsibilities pursuant to the terms of the Supply Agreement.

4. Inventories

Inventory cost is computed on a currently adjusted standard basis (which approximates actual cost on an average or first-in, first-out basis). The valuation of inventory requires the Business to estimate obsolete or excess inventory, as well as inventory that is not of saleable quality. Inventory is determined to be saleable based on a demand forecast within a specific time horizon, generally six months or less. Inventory in excess of saleable amounts is not valued and the remaining inventory is valued at the lower of cost or market.

Inventories consisted of the following (in thousands):

	(Unaudited) July 1, 2006	December 31, 2005	December 25, 2004

Work in process	$52,926	$40,613	$26,151
Finished goods	13,718	21,561	8,779
Total inventories	$66,644	$62,174	$34,930

5. Identified Intangible Assets

Identified tangible assets primarily represent rights purchased under technology license agreements with third parties and are amortized over the periods of benefit, ranging from 4-10 years, generally on a straight-line basis. The amounts reflected in the accompanying statements of assets to be acquired and liabilities to be assumed represent rights under certain licenses that the Business is assigning or transferring to Marvell in connection with the Asset Purchase Agreement.

The Business performs a quarterly review of its identified intangible assets to determine if facts and circumstances exist which indicate that the useful life is shorter than originally estimated or that the carrying amount of assets may not be recoverable. If such facts and circumstances do exist, the Business assesses the recoverability of identified intangible assets by comparing the projected undiscounted net cash flows associated with the related asset or group of assets over their remaining lives against their respective carrying amounts. Impairment, if any, is based on the excess of the carrying amount over the fair value of those assets.

Identified intangible assets consisted of the following (in thousands):

	(Unaudited) July 1, 2006	December 31, 2005	December 25, 2004

Gross assets	$4,100	$600	$600
Less accumulated amortization	(262)	(188)	(38)
Total identified intangible assets, net	$3,838	$412	$562

During 2005 and 2006, the Business made payments totaling $10.4 million related to a core technology intended to be utilized in future products. Of the $10.4 million paid, $6.9 million paid in 2005 was recorded as research and development expense as technological feasibility had not been reached. The final $3.5 million (unaudited), paid in the second quarter of 2006, was capitalized as an identified intangible asset. The estimated useful life of this technology is 10 years. Subsequent to July 1, 2006, Intel agreed with the technology provider to relinquish its rights to this technology such that those license rights could be transferred to Marvell. Accordingly, the cost of this license is included in the accompanying unaudited statement of assets to be acquired and liabilities to be assumed as of July 1, 2006. In addition, one other technology license related to core technology used in the development of products, which the Business purchased in 2004 for $600,000 and carries a useful life of 4 years, will be transferred to Marvell pursuant to the Asset Purchase Agreement.

Based on identified intangible assets recorded at July 1, 2006 and assuming no subsequent impairment of the underlying assets, the annual amortization expense for each period, is expected to be as follows (in thousands):

	2006*	2007	2008	2009	2010

Intellectual property assets	$251	$500	$462	$350	$350

*Amortization expense for 2006 is shown for the period from July 2, 2006 to December 31, 2006.

6. Property and Equipment, Net

Property and equipment are stated at cost. Depreciation of property and equipment and amortization of leasehold improvements is computed on a straight-line method over the estimated useful lives of the assets or the lease term, whichever is shorter. The estimated useful lives are generally 2 to 4 years. Reviews are regularly performed to determine whether facts and circumstances exist which indicate that the carrying amount of assets may not be recoverable or that the useful life is shorter than originally estimated. The Business assesses the recoverability of its assets held for use by comparing the projected undiscounted net cash flows associated with the related asset or group of assets over their remaining lives against their respective carrying amounts. Impairment, if any, is based on the excess of the carrying amount over the fair value of those assets. If assets are determined to be recoverable, but the useful lives are shorter than originally estimated, the net book value of the assets is depreciated over the newly determined remaining useful lives.

Property and equipment consisted of the following (in thousands):

	(Unaudited) July 1, 2006	December 31, 2005	December 25, 2004

Machinery and equipment	$173,671	$159,838	$131,591
Leasehold improvements	17,139	17,000	11,000
	190,810	176,838	142,591
Less accumulated depreciation	(131,842)	(117,912)	(94,386)
Total property and equipment, net	$58,968	$58,926	$48,205

Direct operating expenses include depreciation on property and equipment of the Business, a portion of which is being acquired by Marvell. Depreciation expense totaled approximately $29,842,000, $33,834,000, and $38,636,000 for 2005, 2004, and 2003, respectively. Depreciation expense totaled approximately $16,089,000 (unaudited) and $14,876,000 (unaudited) for the six months ended July 1, 2006 and July 2, 2005, respectively.

Subsequent to July 1, 2006, property and equipment with a cost of $3,931,000 was acquired by the business. This property and equipment will be transferred to Marvell pursuant to the Asset Purchase Agreement.

7. Goodwill

In 2003, the Business was a component of the Wireless Communications and Computing Group of Intel (which was an Intel reporting unit). During 2003, the Business had not performed to management’s expectation and it became apparent that the business’ growth would be slower than had previously been projected. A slower-than-expected rollout of products and slower-than-expected customer acceptance of the reporting unit’s products in the cellular baseband processor business, as well as a delay in the transition to next-generation phone networks, had pushed out the forecasts for sales into high-end data cell phones. These factors resulted in lower growth expectations for the reporting unit and triggered a goodwill impairment review. The first step of the review compared the fair value of the reporting unit to the carrying value of the reporting unit, including goodwill. The Business estimated the fair value using the income method of valuation, which includes the use of estimated discounted cash flows. Based on the comparison, the carrying value exceeded the fair value. Accordingly, the Business performed the second step of the test, comparing the implied fair value of the goodwill with the carrying amount of that goodwill. Based on this assessment, the Business recorded a $599,085,000 impairment charge in 2003.

8. Accrued Compensation and Benefits

The Business has recorded liabilities for certain employee-related compensation and benefit plans that will be assumed by Marvell pursuant to the Asset Purchase Agreement and two side letters relating to certain employee-related compensation and benefit plans to be transferred to Marvell dated November 2, 2006. In addition to severance pay and vacation pay for employees in Israel, the amounts accrued in the accompanying statements of assets to be acquired and liabilities to be assumed represent obligations related to bonuses for employees who have accepted employment offers with Marvell as of October 25, 2006.

Accrued compensation and benefits consisted of the following (in thousands):

	(Unaudited) July 1, 2006	December 31, 2005	December 25, 2004

Unfunded portion, net of accrued severance pay	$1,828	$1,315	$657
Employee bonuses	6,938	16,323	10,159
Accrued vacation pay	3,395	2,853	2,518
Total accrued compensation and benefits	$12,161	$20,491	$13,334

Under the requirements of Israeli Severance Pay Law, the Israeli operations of the Business computed accrued liabilities for severance pay, which were based on the employees’ most recent salary. Intel is responsible for funding the liabilities for severance pay. The shortfall will be funded by Intel, thus leaving no net liability to be transferred to Marvell.

The unfunded portion of net accrued severance pay is as follows (in thousands):

	(Unaudited) July 1, 2006	December 31, 2005	December 25, 2004

Accrued severance pay	$3,840	$3,178	$2,383
Less amount funded	(2,012)	(1,863)	(1,726)
Unfunded portion of net accrued severance pay	$1,828	$1,315	$657

The amounts funded pertaining to accrued severance pay primarily consisted of commercial paper, Israel state bonds, and equity securities and were reported at fair value.

9. Geographic Information

The Business has historically formed a part of operating segments of Intel as described in Note 1. Within its historical operating segment, the Business was not separated into further reporting operating segments.

Net revenues from unaffiliated customers by geographic region/country were as follows (in thousands):

	(Unaudited) Six Months Ended		Years Ended
	July 1, 2006	July 2, 2005	December 31, 2005	December 25, 2004	December 27, 2003

Asia-Pacific:
Taiwan	$124,063	$118,999	$270,098	$161,894	$117,042
Other Asia-Pacific	1,960	49	50	—	—
	126,023	119,048	270,148	161,894	117,042

Europe	8,314	18,849	23,963	12,362	6,600
United States	66,016	14,773	42,972	19,207	16,756
Japan	22,158	30,342	54,566	56,558	95,558
Net revenues	$222,511	$183,012	$391,649	$250,021	$235,956

Net revenue from unaffiliated customers outside the United States totaled $348,677,000, $230,814,000, and $219,200,000 for 2005, 2004, and 2003, respectively. Net revenue from unaffiliated customers outside the United States totaled $156,495,000 (unaudited) and $168,239,000 (unaudited) for the six months ended July 1, 2006 and July 2, 2005, respectively.

The following customers individually accounted for more than 10% of the Business’ net revenues during at least one period presented:

	(Unaudited) Six Months Ended		Years Ended
	July 1, 2006	July 2, 2005	December 31, 2005	December 25, 2004	December 27, 2003

Customer A	3%	16%	15%	11%	9%
Customer B	19%	11%	12%	8%	1%
Customer C	7%	15%	12%	18%	30%
Customer D	4%	5%	5%	11%	4%
Customer E	26%	<1%	4%	<1%	3%

Net property and equipment by country was as follows (in thousands):

	(Unaudited) July 1, 2006	December 31, 2005	December 25, 2004

United States	$21,332	$19,942	$19,202
Canada(1)	4,891	5,879	5,218
Israel(1)	24,580	23,774	14,332
Philippines(1)	4,364	6,092	7,010
Other countries(1)	3,801	3,239	2,443
	$58,968	$58,926	$48,205

(1)  Net property and equipment outside the United States totaled $38,984,000 and $29,003,000 as of December 31, 2005 and December 25, 2004, respectively. Net property and equipment outside the United States totaled $37,636,000 (unaudited) as of July 1, 2006.

10. Related Party Transactions

The Business purchases certain memory product from other Intel divisions for inclusion in its products. The purchase prices approximated Intel’s cost of production. For 2005, 2004, and 2003, intercompany memory product purchases from other Intel divisions by the Business were $45,047,000, $35,075,000, and $31,171,000, respectively. Intercompany purchases totaled $16,451,000 (unaudited) and $20,736,000 (unaudited) for the six months ended July 1, 2006 and July 2, 2005, respectively.

11. Commitments and Contingencies

In connection with the Asset Purchase Agreement, certain contracts were assigned to Marvell. These contracts include future payments and contractual obligations that are contingent upon the achievement of certain milestones. Payments relating to milestones are not considered contractual obligations until the milestone is met by the third party. As of July 1, 2006, assuming all future milestones are met, total required payments under these contracts would be approximately $2,195,000 (unaudited).

Lease payments related to the Petah Tikva, Israel lease, which Intel assigned to Marvell, are based on square meters and category of space used. Based on usage information as of July 1, 2006, future minimum lease payments were as follows (in thousands):

For the fiscal year ending:
2006(1)	$1,265
2007	2,650
2008	2,650
2009	2,650
2010	662
Thereafter	—
$9,877

(1)          Reflects the remaining six months of fiscal 2006.

In October 2006, sublease arrangements for facilities in Calgary, Alberta, Canada and Austin, Texas were entered into with Marvell.

12. Indemnifications

The Business from time to time enters into types of contracts that contingently require it to indemnify parties against third-party claims. These contracts primarily relate to (i) real estate leases, under which the Business may be required to indemnify property owners for environmental and other liabilities, and other claims arising from the Business’s use of the applicable premises, and (ii) agreements with customers who use the Business’s intellectual property, under which the Business may indemnify customers for copyright or patent infringement related specifically to use of such intellectual property.

Generally, a maximum obligation under these contracts is not explicitly stated. Historically, the Business has not been required to make payments under these obligations, and no liabilities have been recorded for these obligations in the accompanying statements of assets to be acquired and liabilities to be assumed.

13. Subsequent Events (Unaudited)

In March 2007, Intel and Marvell separately agreed that certain property and equipment included in the original listing of property and equipment to be acquired by Marvell would not be transferred to Marvell.  Additionally, in this same agreement, Intel and Marvell agreed that certain property and equipment not included in the original listing of property and equipment to be acquired by Marvell would be transferred to Marvell.  The following table summarizes the increases (decreases) to historical cost and net book value in the property and equipment amounts reflected in the accompanying statements of assets to be acquired and liabilities to be assumed resulting from this separate agreement executed subsequent to the Asset Purchase Agreement (in thousands):

	July 1, 2006	December 31, 2005	December 25, 2004

Historical cost:
Property and equipment transferred	$19,618	$18,350	$16,587
Property and equipment not transferred	(27,865)	(27,632)	(26,876)
Net change	(8,247)	(9,282)	(10,289)

Net book value:
Property and equipment transferred	2,590	2,120	1,274
Property and equipment not transferred	(2,874)	(3,601)	(5,310)
Net change	$(284)	$(1,481)	$(4,036)

13. Subsequent Events (Unaudited)

As this separate agreement was executed subsequent to the closing of the sale of the Business to Marvell, and is not a transaction forming part of the Asset Purchase Agreement, the accompanying statements of assets to be acquired and liabilities to be assumed and statements of net revenue and direct expenses have not been adjusted to the net decreases to property and equipment at July 1, 2006, December 31, 2005 and December 25, 2004 reflected in the table above.